EXHIBIT 99.1

                        REPORT OF INDEPENDENT ACCOUNTANTS
                         ON FINANCIAL STATEMENT SCHEDULE




To the Board of Directors and Stockholders of Object Design, Inc.:

Our report on the consolidated financial statements of Object Design, Inc., is included on page 17 of this Annual Report on Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule for each of the three years in the period ending December 31, 1996, listed in the index of this Annual Report on Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.




                                                     COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
February 11, 1997